Exhibit 4.1

The Terms and Conditions of the ProQR Therapeutics N.V. Equity Incentive Plan

Revised version (V.3) dated 22 May 2024

Rule 1	Definitions

In the Rules of this Plan, unless the context otherwise requires, the following words and expressions shall have the meanings as set out below:

Articles of Association	the articles of association of the Company as amended from time to time;

Business Day	a day which is not a Saturday or a Sunday and which is not a public holiday or a bank holiday in the Netherlands;

Board	the (one-tier) board of directors (bestuur) of the Company;

Cause by the relevant Group Company

in the context of termination of a Participant’s status as an employee or officer of the relevant Group Company or as a service provider to the relevant Group Company, a reason which constitutes a serious cause on the side of the relevant Group Company within the meaning of Article 7:679 of the Dutch Civil Code, or other serious cause on the side of the relevant Group Company representing a material breach under the employment, service or other relevant agreement or engagement entered into with that Participant;

Cause by the Individual

in the context of termination of a Participant’s status as an employee or officer of the relevant Group Company or as a service provider to the relevant Group Company, a reason which constitutes an urgent cause on the side of that Participant within the meaning of Article 7:678 or qualifies as a reasonable ground within the meaning of Article 7:669(3)(c up to and including (h) of the Dutch Civil Code, serious cause on the side of that Participant representing a material breach under the employment, service or other relevant agreement or engagement entered into with that Participant or a material breach by that Participant or his fiduciary tasks and duties towards the Company or the relevant Group Company;

Committee	such person or committee of persons and successor person or successor committee of persons appointed by the Board to whom the Board has delegated any of its powers under this Plan;

Company

the public company with limited liability ProQR Therapeutics N.V., having its office address at Zernikedreef 9, 2333 CK Leiden, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 54600790;

Compensation Policy	the compensation policy for the Board, as adopted by the General Meeting and as amended from time to time;

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Control

in respect of the Company or a Group Company, the ability of a person or corporate body to, alone or together with one or more subsidiaries, whether or not in concert with others, (i) exercise or cause to exercise more than one-half of the voting rights in the shareholders’ or members’ meeting of the Company or such Group Company, or (ii) appoint more than one-half of the directors of the Company or such Group Company, or (iii) exercise decisive influence with regard to the general course of affairs of the Company or such Group Company;

Date of Grant	the date on which one or more Options and/or RSUs is/are offered to an Eligible Individual by the Company, which shall be the date specified in the Notice of Grant;

Effective Date	the date as from which this Plan is effective, as specified on the first page of this document;

Eligible Individual

(i) an Individual, not being a member of the Board, who has been selected by the Board to receive a Grant under the Plan; or (ii) an Individual being a member of the Board who has been selected by the Board to receive a Grant under the Plan in accordance with the Compensation Policy;

Exercise Period	the period during which a Vested Option can be exercised, as specified in the Notice of Grant;

Exit	a Sale, Liquidation or any combination thereof;

Market Value	the market value of one Share as appropriate, as specified in Rule 7 of this Plan;

General Meeting	the Company’s general meeting of shareholders as mentioned in the Articles of Association;

Grant	one or more Options and/or RSUs granted to Participants in accordance with or as a result of an Eligible Individual’s participation in the Plan;

Group	the Company and its Group Companies;

Group Company	any subsidiary or group company of the Company as defined in Articles 2:24a and 2:24b of the Dutch Civil Code, as may change from time to time;

Individual

any individual who has entered into employment or position with the Company or any Group Company; or an individual (whether or not through the use of a company of which that individual is the sole shareholder) that provides management and/or consulting services for the Company or a Group Company; or an individual who is appointed as an officer of the

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Company or of any Group Company or any other person as determined by the Board;

Insider Trading Rules

the internal code of conduct to be adopted by the Company on insider trading, as may be amended from time to time and/or the securities laws and regulations (including applicable stock exchange or listing rules) in the jurisdiction(s) where Shares or other securities issued by the Company or rights derived thereof) are and/or may be listed to the extent these relate to insider trading;

Liquidation

the liquidation, dissolution or other reorganization of the Company resulting in the Company’s shareholders receiving cash or liquid securities as consideration or proceeds in excess of the aggregate subscription price and dividends payable in respect of the Shares held by them;

Notice of Exercise	a notice to the Company in a form to be determined by the Board whereby a Participant exercises an Option granted to him under the Rules of this Plan;

Notice of Grant

a notice to an Eligible Individual in a form to be determined by the Board whereby one or more Options and/or RSUs under this Plan are granted and for an Eligible Individual being a member of the Board, taking into consideration the compensation granted to him and, in general, Compensation Policy;

Option	the right to acquire one (1) Share against payment of the Option Price during the Exercise Period, which right is granted to a Participant under and in accordance with the Rules of this Plan;

Option Price

the price per Share, as determined by the Board at the Date of Grant, in respect of which an Option may be exercised, which shall be the Market Value at the Date of Grant, or such other price per Share as specified in the relevant Notice of Grant, provided that the Option Price per Share shall not be lower than the nominal value of the Share;

Participant	an Eligible Individual who has been offered and has accepted a Grant under the Rules of this Plan;

Performance Condition

one or more performance targets, if any, as set at the Date of Grant specified in the relevant Notice of Grant that should be attained during the relevant Performance Period in order to determine the level of Vesting of a Grant on the relevant Vesting Date;

Performance Period	the period, as determined in the relevant Notice of Grant, over which the attainment of Performance Conditions is measured;

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Plan	this ProQR Therapeutics N.V. Equity Incentive Plan in its present form or as from time to time amended, in accordance with the provisions hereof;

Release	the issuance (‘uitgifte’) or transfer (‘levering’) of Shares to a Participant, and “Released” and “Release Date” shall be construed and interpreted accordingly;

Retirement

retirement at the normal statutory retirement age in a given country at which the relevant Individual becomes entitled to a state old age pension. This statutory retirement age can only be lowered if and to the extent that the Individual is entitled to a form of early retirement on the basis of an individual agreement or collective agreement on Company or Group Company level or in case the Board grants an individual exemption and approves such early retirement;

RSU

a restricted stock unit where each restricted stock unit covers (the value of) one Share that, if the conditions for Vesting have been met, will be settled by the Release of Shares or in cash which right is granted to a Participant under and in accordance with the Rules of this Plan;

Rules	the rules governing the operation of the Plan as may be amended from time to time;

Sale

the sale of more than 50% of the Shares or the sale, lease or licensing out of all or a substantial part of the Company’s assets resulting in the Company no longer exclusively controlling such assets or any other event resulting in a change of Control over the Company, all as determined by the Board;

Section 409A	Section 409A of the Internal Revenue Code of 1986, as amended;

Share	an ordinary share in the capital of the Company, having a nominal value of EUR 0.04 or any other nominal value such Share may have in the future;

Stock Exchange	NASDAQ Global Market or any other market the Shares are listed;

Total and Permanent Disability

the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in any insurance policy or plan provided to a Participant by the Company or a Group Company, or, alternatively, the relevant Participant’s applicable national legislation pertaining to persons with disability;

Vesting	the satisfaction of the requirements of Rule 4 of this Plan, and ‘Vested’ and ‘Vest’ shall be construed accordingly; and

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Vesting Date	the date on which Options and/or RSUs shall Vest, in whole or in part, as determined by the Board and as specified in the Notice of Grant and pursuant to Rule 4 of this Plan.

Rule 2Interpretation

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;
(ii)	when denoting the singular include the plural and vice versa;
(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made there under;
(iv)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated inclusive of that day;
(v)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;
(vi)

when referring to any enactment or regulations under Dutch law be construed, at the discretion of the Board, as a reference to other (analogous) applicable laws or regulations of any other country (or region of a country);

(vii)

references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include those applicable under the laws of the Netherlands and any other jurisdiction to which a Participant may be subject;

(viii)	when a period of time is specified and ends on a day which is not a Business Day, the end day of such period will be extended to the next Business Day; and
(ix)

when referring to an ‘officer’ this will be construed as including a reference to directors of a Group Company and members of a board and references to someone holding “office” shall be interpreted accordingly.

Rule 3Powers of the Board

3.1	The Plan shall be administered by the Board.

3.2

The Board shall have such powers and authority delegated to it as set out in the Plan and is responsible to take the Compensation Policy into account. The Board may determine as soon as practicable after the Effective Date if, how and to what extent any of their powers shall be delegated to (or revoked from) any Committee. After such delegation, the Committee shall have such powers and authority delegated to the Board as set out in the Plan in order to administer the Plan, until such time as the Board has revoked such powers and authority.

3.3

The Company shall have the authority and complete discretion to decide whether or not to make Grants under the Plan to Individuals, subject to Rule 3.4, and decide what percentage of the outstanding Shares will be used to give effect to such Grants.

3.4	The Board may select Individuals, not being members of the Board and effect such Grants, as Eligible Individuals and the Board may select Individuals being members of the Board, as Eligible

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Individuals and make such Grants to them taking into account their respective compensation and the Compensation Policy in general.

3.5

Notwithstanding Rules 3.1, 3.2 and 3.3, the Board shall have the authority and complete discretion to construe and interpret the provisions of the Plan, any Notice of Grant or any Notice of Exercise and any other agreement or document executed pursuant to the Plan.

Rule 4Grant and Vesting of Options and RSUs

4.1	Subject to Rules 3.3, 3.4 and 3.5, the Board can offer Options and/or RSUs to Eligible Individuals at any time on or after the Effective Date.

4.2

No Grant will be made if this is not permitted by any order, law, securities regulation, stock exchange rules and/or Insider Trading Rules as applicable to the Company from time to time. The Grant is subject to obtaining any necessary approval or consent required under any applicable regulation or enactment.

4.3	Notwithstanding Rule 4.1, Notices of Grants are concluded on a discretionary basis. A Grant shall therefore not be construed to give any Participant the right to receive future Grants.

4.4

Each Grant shall be evidenced by a signed Notice of Grant concluded between the Participant and the Company, setting forth the terms and conditions pertaining to such Grant. The Notice of Grant shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Rules, govern the Grant in accordance with local legal and regulatory requirements and the stock exchange or listing rules to the extent applicable.

4.5

Each Notice of Grant shall include a schedule describing the date(s), event(s) or act(s) upon which an Option and/or RSU shall Vest in whole or part or, in case of Options, become exercisable and shall further specify at least:

(a)	in case of Options, the Option Price;
(b)	the number of Shares subject to the Grant;
(c)	any Performance Conditions and Performance Period that may be imposed and attached to the Vesting of the Options and/or RSUs;
(d)	in case of Options, the Exercise Period;
(e)	the Date of Grant;
(f)	the Vesting Period; and
(g)	the date on which the Option(s) to which the Grant pertains will lapse.

4.6

If an Eligible Individual wishes to participate in the Plan, he is required to return a signed copy of the Notice of Grant to the Company or a party designated by the Company within fourteen (14) days following the date on which the offer is made. Options and/or RSUs that are not accepted in

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full and in accordance with this Rule 4.6, will lapse automatically with immediate effect and without any consideration becoming due. By accepting a Grant the Participant accepts the Rules and all other regulations and documents relating to the Grant.

4.7

Vesting of the Options and/or RSUs is subject to the attainment of any Performance Conditions imposed and to the Participant remaining an Eligible Individual with continued employment or office with or providing services to the Company or any Group Company until the end of each of the respective Vesting Dates. Such Vesting conditions are specified in the relevant Notice of Grant. Once all Vesting conditions have been satisfied, the Options and/or RSUs Vest. The relevant Notice of Grant specifies on which date the fulfilment of the relevant conditions of Grants will be measured and/or determined. The attainment of the Performance Conditions and the satisfaction of the other Vesting conditions shall be determined by the corporate body or Committee which granted the Options and/or RSUs at its discretion.

4.8If a Participant ceases to be an Eligible Individual:

(i)	due to his death;
(ii)	as a consequence of his Total and Permanent Disability or Retirement;
(iii)	Cause by the Company; or
(iv)	any other individual situation determined by the Board at its discretion,

the Board may, in its sole discretion and acting reasonably, determine that a portion of the outstanding Options and/or RSUs that are not Vested held by that Participant will Vest at the date such Participant ceases to be an Eligible Individual and, in relation to Options, to determine during what period that Participant’s Vested Options will remain outstanding (if relevant, for the benefit of the Participant’s legal successor(s) in case of death in accordance with Rule 8 of this Plan) whereby this period will not exceed the remaining Exercise Period as specified in the relevant Notice of Grant. In determining such portion the Board may take into consideration the period to the date of the Participant ceasing to be an Eligible Individual. After the expiry of the period during which the Vested Options can be exercised as determined in accordance with this Rule 4.8, the Options will lapse automatically without any consideration becoming payable. In case of death of the Participant, the Board may at its sole discretion also determine to cancel all outstanding Options and/or RSUs (whether Vested or not) and pay (for the benefit of that Participant’s legal successor(s)), in case of Options, with respect to each of these Vested Options the (positive) difference between the Market Value of a Share at the date of cancellation and the Option Price, and in case of RSUs, with respect to each of these Vested RSUs an amount equal to the Market Value of a Share at the date of cancellation.

4.9

Ultimate remedium and claw back – The Board has for grants of Options and/or RSUs made to members of the Board the authority to adjust the number of unvested Options or unvested RSUs and/or to fully or partially recover Vested Options and Vested RSUs subject to the terms and conditions as contained in or applicable to the Notice of Grant and in general with due observance of Article 2:135 (6) and (8) of the Dutch Civil Code.

Rule 5Rights of Exercise of Options and Lapse of Options and/or RSUs

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5.1

Subject to Rules 4.6 to 4.8, Vested Options will become exercisable during the Exercise Period as specified in the Notice of Grant, except in case of an Exit in which case all Options and RSUs (whether Vested or not) will become exercisable/vested immediately following the occurrence of such Exit, unless otherwise provided for by Rule 13, or will Vest accelerated in accordance with Rule 4.8.

5.2

If a Participant ceases to be an Eligible Individual for any reason other than those set out in Rules 4.8 and 5.3, all the outstanding Options and/or RSUs held by that Participant that are not Vested at the date such Participant ceases to be an Eligible Individual shall lapse immediately at that time without any consideration becoming due. Notwithstanding Rule 5.1, the Participant’s Vested Options are exercisable ninety (90) days following the date such Participant ceases to be an Eligible Individual within the Exercise Period, or, in case of Employees who started their Employment with the Company before 23 September 2014, two (2) years following the date such Participant ceases to be an Eligible Individual within the Exercise Period. After this ninety day or two year period, as applicable, (or, if earlier, upon the expiry of the Exercise Period), these Vested Options will lapse automatically without any consideration becoming due.

5.3

In case of termination of employment or office for Cause by the Individual, all the Options (irrespective of whether or not these Options have Vested) and/or unvested RSUs granted, shall immediately lapse at the date of such termination of employment or office, without any consideration becoming due.

5.4

In relation to Options, subject to Rules 4.8, 5.2 and 5.5 of this Plan, the Board may extend the periods during which Options held by a Participant are exercisable following the date such Participant ceases to be an Eligible Individual as described in Rules 4.8 and 5.2, if such an exercise would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading Rules. Such period during which the relevant Options are exercisable shall be extended by the length of such period of prohibition. This may apply differently if the Board, acting reasonably and given the specific circumstances of the Participant, determines otherwise, in which event the Board in its sole discretion and acting reasonably, shall determine the extent, and the terms, of the Participant’s continued participation in the Plan, including, without limitation, the number of Shares to which his Options pertain and the remaining period during which those Options are exercisable).

5.5

All outstanding Options and/or RSUs of a Participant, whether Vested or not, shall lapse immediately and automatically, without any consideration becoming due, upon the occurrence of the earliest of the following events with respect to those Options and/or RSUs, as the case may be, or that Participant:

(i)	in relation to Options, the tenth anniversary of the Date of Grant;
(ii)	in relation to Options and/or RSUs, the expiry of any of the applicable periods specified in Rules 4.8, 5.2 and 5.4;
(iii)	in relation to Options and/or RSUs, the date of termination of employment or office in case of termination of employment or office for Cause by the Individual pursuant to Rule 5.3;
(iv)	in relation to Options and/or RSUs, the expiry of any of the periods which are determined on the basis of any adjustments made in respect of the events as specified in Rules 13 and 14;

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(v)

in relation to Options and/or RSUs, the Participant’s attempted assignment, transfer or encumbrance of any of his Options and/or RSUs other than as permitted under Rules 8 and 13 or in case of another material breach by the Participant of the Rules, unless otherwise determined at the discretion of the Board.

Rule 6Manner of Exercise of Options

6.1

Subject to Rules 4.8, 5.2, 5.4 and 9 of this Plan, in case of Options, a Grant may be exercised during the Exercise Period after the Options have Vested in accordance with Rule 4.7 and before the Option(s) to which the Grant pertains lapse(s) in accordance with Rules 4.8 and 5.

6.2

Subject to the Rules, an Option may be exercised by the signing of a Notice of Exercise by the Participant which will be effective upon receipt of the signed Notice of Exercise by the Company or a party designated by the Company.

Rule 7Market Value

The Market Value on a certain date shall be the closing price of one (1) Share (or similar security) as quoted on the Stock Exchange on the last preceding Business Day on which trade in the Shares took place.

Rule 8Non–transferability and nature of the Options and RSUs

A Grant made to a Participant is strictly personal and shall, in case of Options, if the Options to which such Grant pertains are Vested and during the lifetime of the Participant, be exercisable by the Participant alone, and, in case of Options and/or RSUs not be assignable or transferable and cannot be charged, pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatever nature. The Company is under no obligation required to repurchase any Options, RSUs and/or any Shares pursuant to these Rules. In the event of the Participant’s death, such Participant’s Options and/or RSUs are transferable to the Participant’s beneficiaries only by last will and testament or by the applicable hereditary laws. In all other events any attempted assignment, transfer or encumbrance by a Participant shall be null and void shall cause such Participant’s Option(s) and/or RSUs to lapse with immediate effect.

Rule 9Release of Shares

9.1

In case of Options, subject to Rules 5.4, 6 and this Rule 9 of this Plan, the Company shall Release the Shares to the Participant pursuant to the exercise of a Vested Option as soon as practicable following (i) the date the Participant has returned the Notice of Exercise signed by the Participant, and (ii) the payment of the relevant Option Price. If the Participant has indicated that he wishes to apply the exercise immediate sell method or the sell to cover method for funding the tax liability in accordance with Rule 11.3, the Company shall calculate the number of Shares to be sold under the exercise immediate sell method or sell to cover method, facilitate the sale of such Shares in accordance with Rule 11.3 and transfer the remainder of the cash proceeds following the exercise immediate sell method or the remainder of the Shares under the sell to cover method to the Participant. The remainder of the Shares shall be Released to the Participant concerned.

9.2	In case of RSUs, the Company shall, subject to Rule 5.4 and this Rule 9, Release the Shares subject to a Vested RSU as soon as practicable following the Vesting Date of such Vested RSU, and

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ultimately within sixty (60) days from the Vesting Date. The Board may, at its sole discretion, in lieu of the Participant’s right to receive Shares pursuant to this Rule, following the Vesting of a RSU, make a cash payment equal to the Market Value.

9.3

The Release is subject to (i) receipt of all required statutory approvals under the relevant laws and regulations and any listing rules of the stock exchanges where Shares (or rights derived therefrom) are traded and (ii) any applicable Insider Trading Rules.

9.4

Subject to Rule 5.4, where the exercise of any Option would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading Rules, the Exercise Period, in case of Options, shall be extended with the length of such period of prohibition provided that such Option may not be exercised after the expiry of that Option in accordance with any other Rule of this Plan.

9.5

A Participant shall not be entitled to any compensation of damage or losses insofar as such damage or losses arise(s) or may arise from a delayed exercise or Release under this Rule 9, unless it has been delayed unreasonably by the Company.

9.6	Participants are only permitted to sell, transfer or encumber the Shares acquired by them in accordance with the provisions of the applicable Insider Trading Rules.

Rule 10Loss of office or employment

10.1

The Plan does not form part of the Participant’s employment agreement or service agreement or other engagement with the Company or with any Group Company, and shall not be construed to give any Participant the right to remain in the employ of or continue to provide services to or continue to be an officer of the Company or any Group Company.

10.2

A Grant made to a Participant cannot be considered to be a guarantee to that Participant that the employment or office of that Participant with the Company or any other Group Company, or the providing of services by the Participant to the Company or to any Group Company will continue.

10.3

Any benefits derived by a Participant under this Plan shall not be taken into account for the purposes of determining that Participant’s contribution or entitlement to benefits under any retirement arrangement or for the purposes of determining any other claim for compensation that Participant may have against the Company or against any Group Company.

10.4

Where the employment, office or service agreement with the Company or a Group Company of a Participant terminates for whatever reason, that Participant shall not be entitled to any compensation or damages (including damages following unfair dismissal), any other form of breach of contract or any claim for compensation for the loss of employment, office or services insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company (or their relevant corporate bodies) to terminate such Participant’s status as an officer, an employee or a service provider, whether with or without Cause by the Individual.

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10.5

A Grant shall not entitle nor preclude the Participant to whom that Grant was awarded from participating in another Grant under the Plan or participation in any other plan operated by the Company or any Group Company.

Rule 11Tax and social security

11.1

All applicable personal tax (e.g. any wage tax or income taxes) and employee social security levies as a consequence of or resulting from the Grant of one or more Options and/or RSUs, including, for the avoidance of doubt, as a consequence of or resulting from the Vesting of any Option or RSU, or exercise of any Option, or in respect of the implementation of the Plan shall be borne by the relevant Participant.

11.2

Each Participant shall permit the Company or any Group Company to withhold and account for an amount equal to any wage tax or income tax, employee’s social security contributions liability and any other liabilities for which the Company or a Group Company as the case may be, has an obligation to withhold and account. In case an Option and/or RSU is cancelled for whatever reason, the relevant Participant will not be compensated for any taxes or employee social security levies (to be) paid in connection with that Option and/or RSU or the cancellation thereof.

11.3

In order to facilitate the funding of the wage tax, income tax and employee social security levies to be withheld upon exercise of the Options or Release of Shares subject to Vested RSUs, the Company shall allow the Participant to sell, without further action by the Company, all or sufficient Shares Released to such Participant to cover the relevant tax and social security liability (“exercise immediate sell” or “sell to cover” method) at such exercise. The sale proceeds from the application of such exercise immediate sell transaction or sell to cover transaction, after deduction of costs, shall be used to satisfy the withholding liability. The remainder of the cash proceeds or any rounding differences shall be paid in cash by the Participant.

11.4

The Plan is governed by the tax and social security legislation and regulations prevailing as at the date a certain taxable event occurs. If any tax and/or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risks related thereto shall be borne solely by the relevant Participant.

11.5

Where, in relation to an Option and/or RSU granted under this Plan, the Company or any Group Company (as the case may be) is liable, or is in accordance with current practice believed by the Board to be liable, to account for any tax or social security authority for any sum in respect of any tax or social security liability of the Participant, the Option may not be exercised or the Shares subject to Vested RSUs shall not be Released unless the relevant Participant has paid to the Company or the Group Company (as the case may be) an amount sufficient to discharge the liability.

11.6	For the avoidance of doubt, the provisions of Rules 11.1 to 11.5 shall apply to a Participant’s liabilities that may arise on a taxable event in any jurisdiction.

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Rule 12Variation of Capital

12.1

Subject to the Articles of Association, in the event of a share split, reverse share split, any capitalisation issue, distribution of, extraordinary dividend, rights issue, issue of benefit, or bonus Shares, or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company the number of Options and/or RSUs subject to any Grant and/or the Option Price in case of Options, as the case may be, may be adjusted by the Company without prejudice (including retrospective adjustments where appropriate) in such manner as the Company considers to be in its opinion fair and reasonable, or take whatever other reasonable actions the Board considers appropriate, it being understood that such actions may include an additional grant of the rights and/or securities to the relevant Participants, under the same conditions as apply to the variation of capital concerned.

12.2

Notice of any adjustment referred to in Rule 12.1 shall be given by the Company to those Participants affected by such adjustment. The Participant shall receive such a notice within one month following the date the adjustment has been made.

Rule 13	Change of Control of the Company

13.1

Subject to the Articles of Association, required approval of the relevant corporate body, bodies or Committee(s) of the Company and any applicable laws or regulations, in the event of an Exit, a merger, split, or consolidation or similar transaction in relation to the Company, a change in Control of the Company or a share-for-share exchange involving the Company, all outstanding Options and/or RSUs shall Vest in an accelerated manner effective immediately prior to the occurrence of such event, and in addition the Board shall have the power to decide to:

(i)

provide for the exchange of each Option and/or RSU outstanding immediately prior to such event for options or RSUs with respect to some or all of the property for which securities are exchanged in such transaction and, as a result, in case of Options, make any necessary equitable adjustment in the Option Price of the new options, or the number of securities or amount of property subject to the Options and/or RSUs or, as appropriate, provide for a cash payment to the Participants to whom such Options and/or RSUs were granted in partial consideration for the exchange of the Options and/or RSUs; and/or

(ii)

effective immediately prior to the occurrence of such event, cancel each outstanding Option and/or RSU and pay the Participants, in case of Options, for each of their respective Options thus cancelled, the (positive) difference between the underlying Market Value of a Share at the date of cancellation and the Option Price or, in case of RSUs, for each of their respective RSUs, the Market Value at the date of cancellation; and/or

(iii)	take whatever other reasonable steps the Board considers appropriate.

13.2

Subject to Rule 13.1 all adjustments and/or payments described in Rule 13.1 shall be made by the Board and shall be reviewed and approved by an independent advisor appointed by the Board. Such approval shall be conclusive and binding on all persons.

13.3

Except as expressly provided in Rules 12 and 13, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company or any other transaction as set out in Rule 13.1.

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13.4

Except as expressly provided in Rules 12 and 13, a Grant effected pursuant to the Plan shall not affect in any way the right or power of the Company or any Group Company to effect any capital or corporate reorganisation.

13.5

If an event occurs constituting a change of Control of a Group Company due to which the Participant is no longer employed with or an officer of or no longer provide(s) service to the Group, the Board can at its absolute discretion provide for any adjustments or payments as deemed appropriate such as, inter alia, continuation of the Plan or settlement of the outstanding Options or RSUs of the Participant immediately prior to such event.

Rule 14Plan amendments and special provisions

14.1

Subject to the Articles of Association and Rule 14.2, the Board acting reasonably may from time to time at its discretion amend or waive any requirement or conditions under any of the Rules, the Notice of Grant and/or the Notice of Exercise.

14.2	The Plan is adopted by the General Meeting. Any material amendment of the Rules of this Plan requires prior approval of the General Meeting.

14.3

Any action by the Board shall not be taken in relation to any Option or RSU held by a Participant subject to US taxation if it would cause the Option or RSU that is otherwise exempt from taxation under Section 409A to become subject to taxation under Section 409A, or that would cause an Option or RSU that is subject to taxation under Section 409A to fail to satisfy the requirements of Section 409A.

Rule 15Notification

15.1	The administration of the Plan will be executed by the Company or a third party administrator as appointed by the Company.

15.2

Any notice or other document required to be given to any Participant with respect to the operation of this Plan shall be delivered to him at his home address or such other address as may appear to the Company to be appropriate, or by e-mail message or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Board. Any notice or other document required to be given to the Company or the Board shall be delivered in a format agreed in advance between the Participant and the person receiving the notice.

15.3

In the execution of the Plan, the Company will respect and comply with applicable data protection laws. Each Participant acknowledges by the acceptance of the Grant that processing, collection, recording, organising, storing and adapting of personal data by the Company or third party administrators involved in the operation and administration of the Plan may occur for that purpose only. This may also include transferring such information to countries or territories that fall outside of the European Economic Area and which may not provide the same level of data protection as the European Economic Area or the Participant’s home country. The Company may also keep the personal data of each Participant to comply with statutory retention periods. Each Participant

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acknowledges that this may restrict the Participant’s rights. Each Participant has the right to access and/or correct personal data, if and when necessary, by contacting the Company. Information about how the Company processes personal data of Participants is set out in the Company’s privacy policy, as amended from time to time.

15.4	The Board may, at its absolute discretion, issue written guidance setting out the procedures whereby the Plan shall be operated.

Rule 16Insider Trading Rules

16.1

Participants and the Company shall be subject to and bound by the terms and conditions of any Insider Trading Rules. Such Insider Trading Rules may restrict the rights of the Participants and/or the Company under this Plan.

16.2

Participants are deemed to be familiar and are responsible for complying with any applicable Insider Trading Rules and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies. The Company shall incur no liability should a Participant act in breach of any Insider Trading Rules or any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies.

Rule 17Disputes

The decision of the Board, in any dispute or question relating to any Grant shall be final and conclusive subject to the terms of this Plan. The provisions of a Notice of Grant shall govern and prevail in the event of any conflict with the Rules.

Rule 18Costs of the Plan

Without prejudice to Rule 11, the costs of introducing, operating and administering this Plan shall be borne by the Company. Any cost incurred with respect to the application of the exercise immediate sell method or sell to cover method as described in Rule 11.3, shall be borne by the Participant.

Rule 19Governing law

This Plan shall be governed by and shall be construed in accordance with the law of The Netherlands. The Company and each Participant hereby irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of this Plan, shall be settled by the Court of Amsterdam the Netherlands.

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